UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 20, 2025

American Public Education, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33810	01-0724376
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 W. Congress Street Charles Town, West Virginia	25414
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 304-724-3700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	APEI	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 20, 2025, American Public Education, Inc. (the “Company”) announced that Edward H. Codispoti has been appointed as the Company’s next Executive Vice President and Chief Financial Officer (“CFO”), effective October 20, 2025 (the “Transition Date”). Mr. Codispoti succeeds Richard Sunderland, Jr., who pursuant to the transition arrangements previously disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on June 17, 2024 (the “Transition 8-K”), will remain a non-executive employee of the Company to assist with the transition until his expected retirement ninety (90) days after the Transition Date.

Biographical Information Regarding Edward Codispoti

Mr. Codispoti, 54, served as the Chief Financial Officer of NV5 Global, Inc. (“NV5”) from June 2019 until October 2025, including through the merger of NV5 with Acuren Corporation in August 2025. Prior to NV5, Mr. Codispoti was the Chief Financial Officer of Ilumno Holdings, Ltd. from May 2017 until June 2019 and Chief Financial Officer of JetSmarter, Inc. from October 2016 to March 2017. He served in various capacities for TradeStation Group, Inc., including Chief Financial Officer from June 2011 to August 2016, Chief Accounting Officer from February 2010 to June 2011 and Corporate Controller and Vice President of Accounting from September 2007 to May 2011. Mr. Codispoti began his career at Arthur Andersen, LLP. He is a Certified Public Accountant and a Member of the American Institute of Certified Public Accountants and the Florida Institute of Certified Public Accountants.

Terms of Employment with Mr. Codispoti

Pursuant to the terms of an Offer Letter, dated as of August 29, 2025 (the “Offer Letter”), by and between the Company and Mr. Codispoti, Mr. Codispoti will receive for fiscal year 2025 an annual base salary of $530,000 and is eligible for a base pay increase in the first quarter of 2027, subject to approval of the Management Development and Compensation Committee of the Company’s Board of Directors (the “MDC Committee”).

Mr. Codispoti will also receive (i) a signing bonus of $70,000, payable on the first regular payroll date following the Transition Date, subject to repayment if Mr. Codispoti’s employment is terminated within 12 months of the Transition Date, unless such termination was by the Company without cause or on account of Mr. Codispoti’s death or disability; and (ii) an initial equity grant of restricted stock units (“RSUs”) on the Transition Date, in an amount determined by dividing $300,000 by the average closing price of the Company’s common stock for the 60 days ending on the Transition Date, vesting in equal installments on the first three anniversaries of the Transition Date, subject to Mr. Codispoti’s continued employment through the applicable vesting date.

Beginning in calendar year 2026, subject to MDC Committee approval, Mr. Codispoti will be eligible to participate in the Company’s non-equity incentive plan, with his first year bonus being up to 50% of his base salary and up to an additional 50% of his base salary based upon the achievement of organizational performance goals and certain “stretch” performance goals. For calendar year 2026, subject to MDC Committee approval, Mr. Codispoti will also be eligible to receive performance stock units (“PSUs”) as part of the Company’s long-term incentive programs applicable to senior executives of the Company, with a recommended target value expected to be $300,000. Beginning in calendar year 2027, subject to MDC Committee approval, Mr. Codispoti will also be eligible to participate in the Company’s long term incentive programs applicable to senior executives of the Company, which currently includes RSU grants in addition to PSUs.

Mr. Codispoti will be entitled to participate in all employee benefit plans, practices, and programs that are generally made available to senior executives of the Company. Effective October 20, 2026, Mr. Codispoti will become eligible to participate in the Company’s Executive Severance Plan.

The foregoing description of the Offer Letter is qualified in its entirety by reference to the Offer Letter, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

A copy of the press release announcing the leadership transition is attached to this Current Report as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d)            Exhibits.

10.1	Offer Letter, dated August 29, 2025, by and between American Public Education, Inc. and Mr. Codispoti.

99.1	Press Release, dated October 20, 2025, issued by American Public Education, Inc.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Public Education, Inc.

Date:	October 20, 2025	By:	/s/ Thomas Beckett
Thomas Beckett
Senior Vice President and General Counsel